Exhibit 1A-6L

Legal Services Agreement (2022-2023)

To support the awesome, radical, wonderful work of East Bay Permanent Real Estate Cooperative (EB PREC) and in recognition that EB PREC’s work advances the Sustainable Economies Law Center’s charitable and educational purposes, the Law Center is agreeing to provide pro bono legal services to EB PREC until the end of 2023. When signed by each of us, this will become our agreement for legal services.

Priority legal services: The Law Center commits to providing – or helping find other legal service providers to provide – the following legal services to EB PREC until the end of 2023:

•	Helping manage the big picture of legal needs of EB PREC: Apart from areas of law where we connect you to outside and ongoing legal support, the Law Center will remain the primary point of contact to track the legal needs of EB PREC. We sometimes call this role the quarterback, dispatch, or coordinator role. This means that you will have one or more Law Center staff (initially Christine and Tobias) who will be your point of contact for legal needs, and who will respond by helping connect you with or provide the legal support you need. However, we may also, in the long run, want to connect EB PREC with someone outside of the Law Center to hold this big picture for EB PREC. To that end, we want to include Daniel Rollingher in regular legal meetings to explore taking on this role.

•	Governance and financial structure: Given our specialty in and passion for cooperative law, the Law Center will continue to be your primary legal support on your governance and financial structure, including implementing and updating your Bylaws, and crafting relationships with Investor Owners, Staff Owners, Community Owners, and Resident Owners, such as through Resident Share Agreements and Owner Group Agreements.

•	Radical real estate acquisition and management: The Law Center is very interested in decolonizing and streamlining the real estate acquisition and management process, particularly in crafting legal relationships that help bring to life EB PREC’s vision of land without landlords. To that end, we’ll continue to provide legal support, representation, and document drafting for real estate projects, but we may increasingly try to find outside service providers to help with legal needs that are more “run-of-the-mill.”

Limitation on legal services:

•	Tax: We are somewhat knowledgeable about tax law, but we can only offer tax law support as long as you also engage a CPA or tax lawyer to work alongside us. Your relationship with Wegner and Assoc meets this need. Some questions may require that you hire another lawyer or a CPA to advise you.

•	Employment law: We have generally welcomed EB PREC to ask us questions about employment law, since we can often answer them quickly, and because they dovetail sometimes with our specialization in cooperative law. However, going forward, we cannot guarantee to answer employment law questions, so we’ll increasingly point you in the direction of employment law specialists.

•	Financing: Assistance with securities law compliance for public offerings will now be handled by Brett Heeger and Alex Glancy who will enter into a direct attorney-client relationship with EB PREC. This includes your Reg A offering, 25100(r) offering, and potential 12(g) registration as a public company. To the degree that the Law Center continues to work toward innovation in finance, we may sometimes be able to help with other financing transactions, such as by advising on the law of program-related investments from foundations. However, in general, we may encourage you to seek support from Brett and Alex, Daniel, or another lawyer when you have financing documents that need legal review, such as one of those ghastly 40+ page loan agreements.

•	Specialized real estate questions: Some issues may come up in connection to your real estate acquisitions that may require outside assistance, such as with CEQA compliance or boundary disputes. The Law Center will let EBPREC know if or when we do not feel competent to advise on something and will advise you to seek other legal support. In particular, we may start encouraging you to seek advice from a landlord-tenant law specialist, especially where there are disputes with tenants. This is because a specialist will be far more familiar with the dispute resolution procedures, deadlines, penalties, and other things that could arise if the dispute must be resolved through a formal proceeding.

•	Advice on transactions with the Law Center or Collective Action and Land Liberation Institute (CALLI): We cannot advise you on any of your agreements or transactions with the Law Center or CALLI, since they are us!

•	No litigation: We aren’t litigators. If anything you are involved in requires litigation, you will need to work with other lawyers.

•	Our capacity: The above legal services are somewhat contingent on the Law Center continuing to be adequately staffed and funded, and we have a good faith belief that we will. In the event that we foresee a shortfall in our capacity, we will let EB PREC know as soon as possible and work in earnest to connect EB PREC with other legal support.

Acknowledgement and waiver regarding conflicts of interest:

EB PREC acknowledges that it is not possible for the Law Center to provide completely independent and unbiased legal advice in EB PREC’s best interest, given our many unique relationships with EB PREC. Any of the following situations, because they implicate the interest of the Law Center or some of its staff, could lead the Law Center to provide legal advice that is not completely in the best interest of EB PREC:

•	Partners: Law Center as a partner and collaborator with many of the people and organizations EB PREC works and transacts with, which could shade our approach to advising on any transaction with those organizations and people.
•	Collaborations: Law Center as a frequent collaborator with EB PREC on events, education, and advocacy, which could lead to situations where we are not completely in agreement about the direction of work.
•	Noni’s employer: The Law Center serving as Noni’s employer for the purpose of her work for EB PREC, which has some employment law implications for the Law Center that could impact how we advise EB PREC, and also means that we cannot advise EB PREC on any transactions with Noni.
•	Fiscal sponsorship: Law Center as a fiscal sponsor and administrator of funding to EB PREC, which requires that we also consider impact on the Law Center’s accounting, reporting, funding relationships, and capacity needs (leading to, for example, sometimes charging an administrative fee on funding that we administer for EB PREC). The Law Center is also a fiscal sponsor of CALLI, which is sometimes referred to as a nonprofit “arm” of EB PREC. However, since CALLI exists completely under the umbrella of the Law Center, this may influence how we advise EB PREC when there are projects that implicate CALLI.
•	Incubation and TA: The Law Center helping incubate and provide non-legal technical assistance to EB PREC means our non-legal work could shade how we do our legal work.
•	Personal relationships: Law Center staff having been closely involved in EB PREC development since 2016, leading to many personal relationships, which means that Law Center staff may have feelings about any of your transactions with involved individuals.
•	Tia as Resident Owner: Tia being a Resident Owner of EB PREC, meaning that we could have some bias in favor of Tia in sorting out any arrangements with Coop 789 residents,
•	Greg as Board Governance Director: Greg is your Board Governance Director and a staff person at the Law Center, which could bias in favor of Greg’s positions and perspectives in that Board role.

•	Law Center Staff as EB PREC Owners: Law Center staff being Investor Owners or Community Owners of EB PREC, which may bias us toward transactions that are beneficial to such Owners.
•	Collaborative funding: The Law Center and EB PREC’s joint pursuit of grant funding, meaning that the Law Center may sometimes encourage EB PREC to engage in activities that attract funding instead of focusing entirely on EB PREC’s legal best interests.
•	Political views: The Law Center having a particular ideological stance with regard to real estate speculation and prices, meaning that we may encourage EB PREC to limit even its own capacity to profit from property.

To stay mindful of the complex relationships above, the Law Center agrees to remain in constant dialog with EB PREC about the potential for bias, undue influence, or other problems that could arise from the above conflicts of interest.

EB PREC acknowledges that there are many potential problems that could arise from these conflicts (many of which we haven’t even thought of yet) and nevertheless agrees to legal representation by the Law Center.

Ending our work together: EB PREC may terminate this agreement at any time. The Law Center may do so for good cause, including that we do not receive funding to do this work.

The above is agreed to on behalf of EB PREC by:

/s/ Noni Session	Date:	3/8/22
Noni Session, Staff Trustee

/s/ Ojan Mobedshahi	Date:	2/17/22
Ojan Mobedshahi, Staff Trustee

/s/ Shira Shaham	Date:	2/15/22
Shira Shaham, Staff Trustee

/s/ Annie McShiras	Date:	3/14/22
Annie McShiras, Staff Trustee

The above is agreed to on behalf of the Law Center by:

/s/ Tobias Damm-Luhr	Date:	2/15/22
Tobias Damm-Luhr, Staff Attorney

/s/ Christine Hernandez	Date:	3/8/22
Christine Hernandez